Exhibit 99.1

Natural Alternatives International, Inc.

Announces Third Quarter Results

SAN MARCOS, CALIF, May 1, 2006 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced net income of $621,000 or $0.09 per diluted share on net sales of $23.3 million for the third quarter ended March 31, 2006.

Net income increased 124% to $621,000 or $0.09 per diluted share from $277,000 or $0.04 per diluted share for the comparable quarter last year. Income from operations was $1.1 million compared to $675,000 in the comparable quarter last year. Third quarter net sales increased 4% to $23.3 million from $22.5 million for the comparable quarter last year. Net sales from our recent acquisition of Real Health Laboratories, Inc. (“RHL”) were $2.7 million in the quarter.

As of March 31, 2006, NAI had cash and working capital of $1.6 million and $12.7 million, compared to $1.9 million and $14.4 million at June 30, 2005, respectively.

CEO Mark LeDoux commented, “During the third quarter we integrated previously outsourced fulfillment activities for our Dr. Cherry Pathway to Healing® product line into RHL’s existing operation, which should generate cost savings in future periods. We are pleased with our progress related to the integration of RHL and expect to realize additional strategic and operational benefits.”

President Randell Weaver added, “During the third quarter, we invested in inventory and made substantial progress in completing orders for our two new contract manufacturing customers. Though deliveries through March 31 were limited, in April we began regular deliveries and expect to continue for the remainder of the fourth quarter. We expect consolidated net sales to exceed $33 million in the fourth quarter. We are committed to growing and strengthening the relationships with our new and existing highly valued customers.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results, including the amount of our future net sales, our ability to successfully integrate RHL’s operations and the impact on profitability of such integration, our ability to realize strategic, operational and financial benefits from the acquisition and integration of RHL, to continue to implement our strategic plans, to complete orders and make deliveries to our new customers within specified time periods, and to develop and increase sales to new and existing customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc., 760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2006	June 30, 2005
ASSETS
Cash and cash equivalents	$1,566	$1,916
Accounts receivable, net	6,420	10,834
Inventories, net	23,484	12,987
Deferred income taxes	559	421
Other current assets	2,156	1,012

Total Current Assets	34,185	27,170
Property and equipment, net	15,664	16,507
Goodwill and purchased intangibles, net	11,446	—
Deferred income taxes	276	276
Other noncurrent assets, net	194	185

Total Assets	$61,765	$44,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,471	$12,772
Deferred tax liability	1,737	—
Long-term debt, less current installments	5,095	2,979
Deferred rent	1,269	1,264
Long-term pension liability	283	206

Total Liabilities	29,855	17,221

Stockholders’ Equity	31,910	26,917

Total Liabilities and Stockholders’ Equity	$61,765	$44,138

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
NET SALES	$23,284	$22,490	$64,885	$66,762
Cost of goods sold	17,285	18,277	50,640	52,639

Gross profit	5,999	4,213	14,245	14,123
Selling, general & administrative expenses	4,852	3,538	11,577	11,172

INCOME FROM OPERATIONS	1,147	675	2,668	2,951
Other expense, net	170	277	290	182

INCOME BEFORE INCOME TAXES	977	398	2,378	2,769
Provision for income taxes	356	121	884	855

NET INCOME	$621	$277	$1,494	$1,914

NET INCOME PER COMMON SHARE:
Basic	$0.09	$0.05	$0.24	$0.32

Diluted	$0.09	$0.04	$0.22	$0.30

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,571,924	5,957,923	6,257,043	5,938,322

Diluted	7,005,954	6,420,671	6,653,383	6,481,623